Exhibit 10.1

March 13, 2002

Samsonite Corporation
11200 East 45th Avenue
Denver, CO 80239

Ladies and Gentlemen:

        1.    This letter will confirm our understanding that Berenson Minella & Company ("Berenson Minella") has been retained by Samsonite Corporation ("Samsonite" or the "Company") as its financial advisor to assist the Company with respect to: (i) the raising of additional capital through private placement(s) of debt, equity or other securities of the Company (a "Financing"); (ii) the amendment, refinancing, exchange, conversion, forgiveness or renegotiation of existing debt obligations and/or preferred stock of the Company (a "Restructuring"); (iii) an acquisition, merger, reorganization or other business combination involving the Company as a target, whether effected in one transaction or a series of transactions, which may be proposed following a restructuring proposal being made by or to the Company (a "Sale Transaction", and with a Financing and Restructuring, each and collectively a "Transaction"); and (iv) such other matters as we may mutually agree to. It is understood that this letter replaces and supercedes the letter dated December 12, 2001 (the "Old Letter") between Berenson Minella and the Company and represents the entire understanding of the parties with respect to the matters set forth herein. No further success fees shall be due to Berenson Minella under the Old Letter; provided, however, amounts due to Berenson Minella for out-of-pocket expenses pursuant to paragraph 4 of the Old Letter, which have not been paid or invoiced shall be assumed to be an obligation under this letter.

        As financial advisor, Berenson Minella will provide the services of a qualified team of professionals who will devote such time and effort as shall be necessary and appropriate to diligently perform the assignment hereunder. The services to be rendered by Berenson Minella shall include, among others, the following:

  a)
  performing due diligence on the Company and its financial results and projections;

  b)
  assisting the Company to identify, and in discussions with, potential new investors and lenders;

  c)
  assisting the Company in the preparation of materials to be presented to potential new investors and lenders;

  d)
  assisting the Company in structuring and implementing a "Recapitalization Plan", which as contemplated by section 9.30 of the Samsonite Credit Agreement ("Section 9.30"), as amended (see section 2.19 of Seventh Amendment) and referred to herein may include: (i) a Restructuring of the Company's existing preferred stock (the "Preferred Stock") (ii) a Restructuring of the Company's outstanding senior subordinated notes (the "Sub Notes") and/or (iii) the raising of Financing;

  e)
  providing the agents of the Company's current credit facility with periodic status reports as contemplated by Section 9.30;

  f)
  acting as a dealer-manager/exchange agent for any securities tender offer in conjunction with activities contemplated in this agreement; and

  g)
  acting as placement agent with respect to the private placement of preferred stock or common equity (collectively, "New Equity") and as dealer manager with respect to any rights offering.

        The parties confirm that Berenson Minella's engagement hereunder is non-exclusive, and the Company retains the right to retain one or more parties to serve as co-advisors and/or co-placement agents in connection with any Restructuring, Financing or Sale Transaction contemplated hereby. Such retention will not affect the fees payable to Berenson Minella, except as expressly provided herein.

        2.    At the Company's request, Berenson Minella will render an opinion, or opinions if necessary, (in writing, if so requested) to the Company's Board of Directors (the "Opinion") relating to a Recapitalization Plan or Sale Transaction as to the fairness to the Company, from a financial point of view, of: (a) the transactions contemplated in a Recapitalization Plan; (b) the consideration to be received by the Company or its shareholders in connection with a Sale Transaction; or (c) in the case that the Sale Transaction takes the form of a stock-for-stock merger, the fairness of the exchange ratio, whichever the case may be. The nature and scope of our investigation as well as the scope, form and substance of the Opinion shall be such as Berenson Minella considers reasonably appropriate. It is understood that the Opinion will be dated as of a date reasonably proximate to the date of the definitive agreement between the Company and a third party providing for the Recapitalization Plan or Sale Transaction, or such other date or dates as the Company shall reasonably request. Berenson Minella's financial advice, including any Opinion, is intended solely for the benefit and use of the Board of Directors of the Company in considering the Recapitalization Plan or Sale Transaction, is not on behalf of, and shall not confer rights or remedies upon, any other person, and may not be used or relied upon for any other purpose. The Company will treat Berenson Minella's advice including any Opinion as confidential and will not reproduce, summarize, describe, refer to or otherwise disclose it to any third party in any manner without Berenson Minella's prior written approval; provided, that the Company may reproduce the Opinion in full in any proxy statement, registration statement or Schedule 14D-9 relating to the Recapitalization Plan or Sale Transaction which the Company must, under any applicable law, file with any government agency or distribute to its stockholders and where such filing must include the Opinion. In such event, the Company may also include references to Berenson Minella and summarize the Opinion (in each case in such form as Berenson Minella shall provide or reasonably pre-approve in writing) in any such document.

        3.    The Company agrees to pay Berenson Minella, as compensation for its services, the following fees:

  (a)
  Monthly retainer fees, during the term of this engagement (subject to section 14), payable in advance as follows

  (i)
  $75,000 due upon mutual execution of this agreement;

  (ii)
  $75,000 due on March 15th; and

  (iii)
  $75,000 due on the 15th of each month thereafter, ending on the termination of this agreement, provided that the monthly retainer payable pursuant to clauses (i) or (ii) shall not be paid to the extent that monthly retainers for the relevant periods have been paid pursuant to the Old Letter (and such retainers shall be deemed to have been paid pursuant hereto).

    In no event, however, shall Berenson Minella receive more than $650,000 of retainer payments pursuant to this paragraph. Fifty percent (50%) of the amounts actually paid pursuant to this paragraph shall be credited against any fees payable under subparagraphs (b), (c) or (d) below.

  (b)
  If, during the term of this engagement or the Tail (as defined in section 14), the Company consummates a Financing, the Company agrees to pay Berenson Minella a fee or fees based on the following schedule:

Placement Fee as % of Principal Amount of Financing	Type of Financing
1.0%	Senior debt
3.5%	Subordinated debt or debt with warrants, if the Company requests that Berenson Minella act as placement agent
5.0%	New Equity

    If the Company engages one or more additional placement agents to assist it in raising New Equity (each, an "Equity Co-Agent"), Berenson Minella agrees that any fees for placing New Equity to which Berenson Minella would be entitled pursuant to this agreement other than the Equity Advisory Fee (as defined below), will be shared with such Equity Co-Agent in such proportion as the Company determines; provided that Berenson Minella shall not receive less fees or less favorable treatment (or title) than such Equity Co-Agent for such placement services.

    Notwithstanding anything in the first paragraph of this section 3(b) to the contrary, if any New Equity is purchased by Excluded Investors (as defined below), Berenson Minella shall not be entitled to a placement fee with respect to the New Equity purchased by Excluded Investors. If a private placement of New Equity is consummated during the term of this engagement or the Tail, and Berenson Minella's placement fee with respect thereto would not exceed $500,000, in lieu thereof, Berenson Minella shall be paid an Advisory Fee of $500,000 (the "Equity Advisory Fee"). The Equity Advisory Fee shall be subject to the provisions of the last paragraph of section 3 of this agreement. "Excluded Investor" shall mean (i) the Company's two principal shareholders and their affiliates and associates, (as the latter terms are defined in the Securities Exchange Act of 1934), (ii) any Equity Co-Agent and its affiliates and associates, (iii) any holder of Sub Notes or Preferred Stock and (iv) any other investor identified by Artemis, Luc van Nevel or any Equity Co-Agent; provided that, in the case of clause (iv), such investor's principal business is located outside the United States. In addition, if during the term of this engagement or the Tail, any party, with which Berenson Minella or the Company has had contact involving the placement of New Equity, purchases securities of the Company from a third party and exchanges such securities for New Equity as part of a Recapitalization Plan, such purchase shall constitute a New Equity Financing for the purposes of this agreement with fees payable to Berenson Minella according to the provisions of this section (subject to all credits, caps and other limitations herein, including, but not limited to, those applicable to securities purchased by Excluded Investors). If any new equity financing takes the form of a rights offering to existing investors, no placement fee shall be due Berenson Minella relating to such rights offering.

  (c)
  Notwithstanding the fee schedule above, if during the term of this engagement or the Tail, senior debt is raised from a Specified Bank (as defined) (or if any such institution syndicates such facility), the placement fee payable to Berenson Minella in respect of senior debt shall not exceed $1.0 million (before the reduction pursuant to the next sentence). In addition, if any senior debt is raised from a Specified Bank or any other source, the placement fee shall be reduced by $600,000. If senior debt is raised during the term of this engagement or the Tail, and Berenson Minella's placement fee with respect thereto would not exceed $400,000, in lieu thereof, Berenson Minella shall be paid an Advisory Fee of $400,000 (the "Senior Debt Advisory Fee"). The Senior Debt Advisory Fee shall be subject to the last paragraph of section 3 of this agreement. A "Specified Bank" shall mean Deutsche Bank, Bank of America or ING Bank, and shall include any other bank (a "Relationship Bank") with which Apollo or Artemis, or an affiliate of either of them, has entered into a loan transaction within the 36-month period ended on the date hereof; provided that, in the case of a Relationship Bank, such senior debt financing is entirely in the form of a unsecured cash flow facility, as opposed to a borrowing based facility, and Apollo and Artemis have provided Berenson Minella with a list of all such Relationship Banks within 15-days after the date of this letter.

    Notwithstanding anything in Section 3 to the contrary, Berenson Minella shall not be entitled to any fee with respect to a waiver or amendment of any provision of the Company's existing senior secured debt facility, which does not increase the amount or extend the maturity of such facility.

  (d)
  If, during the term of this engagement or the Tail, the Company consummates a Restructuring, a success fee of (i) 0.7% of the accreted principal amount or face value of Sub Notes and Preferred Stock restructured and (ii) 1.0% of the accreted principal amount or face value of Sub Notes and Preferred Stock compromised; provided, however, that if a fee is due under clause (ii) of this sentence, no fee will be due with respect to the same portion of Sub Notes or Preferred Stock under clause (i) of this sentence. Compromised obligations shall mean any amount of Sub Notes or Preferred Stock that is either (i) cancelled or forgiven; or (ii) retired or refinanced at a discount to par or accreted value; provided that compromised obligations shall not include any securities retired or refinanced at a discount pursuant to a tender offer where a majority of the consideration offered to security holders is cash, and, in such instance, the 0.7% Restructuring fee payable pursuant to clause (i) of the preceding sentence shall apply solely to the principal amount of the securities that remain outstanding after completion of such tender offer.

    Notwithstanding anything in the prior paragraph to the contrary, if a Restructuring of the Sub Notes or Preferred Stock is consummated during the term of this engagement or the Tail, and such Restructuring (i) takes the form of a tender offer pursuant to which an amount of cash equal to or greater than the lesser of (x) $100 million or (y) 40% of the aggregate market value of the Sub Notes or Preferred Stock, as the case may be, as of a date (the "Valuation Date") which is 5 business days prior to commencement of the tender offer, is offered to holders of such securities, or (ii) takes the form of a waiver or amendment of the "non-payment" terms of such securities (including without limitation the change of control provisions, prior to the time an obligation to make an offer shall arise) in consideration of a payment substantially all of which (in terms of present value) is cash, Berenson Minella shall not be entitled to a success fee relating to the Sub Notes and/or the Preferred Stock, and, in lieu thereof, shall be paid an advisory fee of $500,000 with respect to the Sub Notes and $500,000 with respect to the Preferred Stock so restructured (the "Sub Note Advisory Fee" or "Preferred Stock Advisory Fee"). The Sub Note Advisory Fee and Preferred Stock Advisory Fee shall be subject to the last paragraph of Section 3 of this agreement. For purposes of this paragraph, aggregate market value of the Sub Notes or Preferred Stock, as the case maybe, shall be based upon (i) if one or more investment bank (each, a "Market Maker") makes a market in such securities, the average of the mid- points between the opening bid and asked prices for such securities on each of the 10 business day preceding the Valuation Date, as quoted by the trading desk at the Market Maker selected by the Company and reasonably acceptable to Berenson Minella, and (ii) if there is no Market Maker in such securities, an estimate by an investment bank, selected by the Company and reasonably acceptable to Berenson Minella, of the price at which such securities would trade on a normalized basis as of the Valuation Date.

  (e)
  If, during the term of this engagement or the Tail, the Company consummates a Sale Transaction, a success fee of .85% of Transaction Value. Transaction Value is defined as the aggregate value of cash, debt or equity securities (calculated at their fair market value at the date of closing), including any amounts held in escrow, or other current or contingent cash or non-cash consideration paid in connection with a Sale Transaction ("Aggregate Equity Value"), which consideration shall include, the aggregate principal amount or face value of debt and preferred stock of the Company (or other non-operating liabilities) which are assumed as part of the Sale Transaction ("Aggregate Debt"). If any portion of the Transaction Value is deferred or contingent, Berenson Minella and the Company will use their best efforts to agree upon a value for such portion of the consideration no less than five days prior to closing. In the case of a Sale Transaction for less than 100% of the stock or assets of the Company, the fee payable will be based upon Implied Transaction Value. Implied Transaction Value shall equal Aggregate Equity Value divided by the percentage of the stock or assets sold plus Aggregate Debt. For purposes of this paragraph, no transaction shall be deemed to be a Sale Transaction, unless, after giving effect to the Transaction, at least 80% of the equity of the Company is beneficially owned by third parties which are not currently holders of Preferred Stock or Common Stock. The Company will not be liable for both a fee under this subparagraph and any of subparagraphs 3(b), 3(c) or 3(d) in connection with a Transaction or a related series of transactions.

  (f)
  If, during the term of this engagement, the Company requests that Berenson Minella provide an Opinion as described in paragraph 2 above, an Opinion fee of $500,000 (such portion not subject to offset as set out below; an Advisory Cap Fee, as referred to herein) due upon rendering of such Opinion. If such Opinion fee relates to a Recapitalization Plan, 80% of such Opinion Fee shall serve as an offset to any fees payable under sections 3(b) and 3(c), and if such Opinion Fee relates to a Sale Transaction, 100% of such Opinion Fee shall serve as an offset to any fee payable under section 3(d).

        Any fees payable pursuant to sections 3(b), 3(c), 3(d) and 3(e) will be paid in cash via wire transfer upon the consummation of such transaction to an account designated by Berenson Minella.

        Notwithstanding anything herein to the contrary, if the sum of the Senior Debt Advisory Fee, the Sub Note Advisory Fee, the Preferred Stock Advisory Fee and Equity Advisory Fee (collectively, the "Capped Fees") payable pursuant to section 3, plus all other fees payable pursuant to this agreement, would exceed $3.0 million, the Capped Fees payable to Berenson Minella shall be reduced (but not below zero) to the extent that such sum would exceed $3.0 million. (For example, if all of the fees payable pursuant to this agreement, exclusive of Capped Fees, exceed $3.0 million, no Capped Fees would be payable to Berenson Minella.). If both the Sub Notes and Preferred Stock have been restructured in a manner such that both the Sub Note Advisory Fee and Preferred Stock Advisory Fee (as opposed to success fees) would be payable to Berenson Minella and the sum of all fees payable pursuant to this agreement would be less than $3.0 million, Berenson Minella shall receive an additional fee so that the aggregate fees equal $3.0 million. In addition, the total of all fees payable to Berenson Minella pursuant to this agreement shall not exceed $6.625 million, and notwithstanding anything herein to the contrary, such fees shall be reduced to the extent that they exceed such amount.

        4.    In addition to any fees payable to Berenson Minella hereunder, the Company shall, upon request from time to time, reimburse Berenson Minella for its reasonable (and documented) travel and other out-of-pocket expenses incurred in connection with, or arising out of, Berenson Minella's activities hereunder. Such reimbursable expenses shall not include compensation payable to employees of Berenson Minella or, without prior approval of the Company, the fees or expenses of any legal counsel, accountants or consultants that may be retained by Berenson Minella.

        5.    The Company recognizes and confirms that, in advising the Company and performing its engagement hereunder, Berenson Minella will be using and relying on data, material and other information ("Information") furnished to Berenson Minella by the Company or that is publicly available and that Berenson Minella may assume and rely upon the accuracy and completeness of the Information so furnished without independent verification. Berenson Minella has not assumed any responsibility for independent verification of such Information or any independent valuation or appraisal of any assets of the Company.

        6.    As Berenson Minella will be acting on behalf of the Company in connection with its engagement hereunder, the Company and Berenson Minella acknowledge that they have entered into a separate indemnification agreement, dated the date hereof, providing for, among other things, the indemnification by the Company of Berenson Minella and certain related entities. Such indemnification agreement is an integral part of this letter and will apply fully to Berenson Minella's activities pursuant to its engagement.

        7.    The Company acknowledges that Berenson Minella has been retained to act solely as an advisor to Samsonite. In such capacity, Berenson Minella shall act as an independent contractor and any duties of Berenson Minella arising out of its engagement pursuant to this letter agreement shall be owed solely to the Company.

        8.    Berenson Minella shall keep confidential and shall not disclose the terms of this agreement; provided that Berenson Minella may disclose its terms to a court or governmental agency to the extent that, in the reasonable opinion of counsel, such disclosure is required.

        9.    The Company acknowledges that, upon consummation of a Transaction, Berenson Minella may, at its option and expense, place customary "tombstone" advertisements in such newspapers and periodicals as it may choose with the prior approval of the Company, which approval shall not be unreasonably withheld.

        10.  This letter agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that state.

        11.  No waiver, amendment or other modification of this letter agreement shall be effective unless in writing and signed by each party to be bound thereby.

        12.  Each of the Company and Berenson Minella irrevocably and unconditionally submits to the exclusive jurisdiction and venue of any State or Federal court sitting in New York City over any action, suit or proceeding arising out of or relating to this Agreement. Each of the Company and Berenson Minella irrevocably and unconditionally waives any objection to the laying of venue of any such action brought in any such court and any claim that any such action has been brought in an inconvenient forum. Each of Berenson Minella and the Company (on its own behalf and, to the extent permitted by law, on behalf of its shareholders) waives any right to trial by jury in any action, claim, suit or proceeding (whether based upon contract, tort or otherwise) related to or arising out of the engagement of Berenson Minella pursuant to, or the performance by Berenson Minella of the services contemplated by, this letter agreement.

        13.  This agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

        14.  Either Berenson Minella or the Company can terminate this engagement upon the earlier of: (i) the consummation of a Restructuring or a Sale Transaction, or (ii) December 31, 2002, except that the Company may terminate such engagement at any time on or after November 30, 2002 upon two weeks written notice. In addition, if, in the good faith opinion of the Company's Board of Directors, after consultation with Berenson Minella, Berenson Minella and the Company are not making reasonable progress towards implementing a Recapitalization Plan which is acceptable to the Board, the Company can suspend Berenson Minella's activities under this agreement at any time after June 15, 2002, and no monthly retainer fees shall accrue or be payable to Berenson Minella under section 3 of this agreement during the period of such suspension, provided that during the period of such suspension, the Company is not pursuing a Transaction with assistance from another financial advisor. Such suspension shall not constitute a termination of this agreement, and the Company may rescind such suspension at any time. If such suspension is rescinded, Berenson Minella shall recommence its activities hereunder, at which time the monthly retainer fees shall once again begin to accrue and be payable. Notwithstanding any termination by the Company, if a Transaction is consummated or is subject to a definitive agreement entered into during the term of this letter or during the four month period (the "Tail") commencing on the date of such termination (but in no case earlier than on March 31, 2003), Berenson Minella shall be entitled to the same amount of fees (the "Termination Amount") that it would otherwise have received (subject to the next sentence of this paragraph), if its engagement hereunder had not been so terminated, as if such Transaction occurred during the term of this engagement, regardless of when such Transaction actually closes, payable at the closing of such Transaction. The Termination Amount shall be subject to all credits, caps and other limitations applicable to Fees payable pursuant to section 3 of this agreement, and, solely for purposes of this paragraph, any placement fees payable pursuant to section 3(b) shall be calculated by including in the definition of "Excluded Investor" or "Specified Institution", as the case may be, any investor or institution with whom Berenson Minella or the Company (directly or indirectly) did not have substantial contact (including, but not limited to, the receipt of offering materials or other non-public information from Berenson Minella or the Company) in connection with a possible Transaction prior to the termination of such engagement. Notwithstanding any such termination, the provisions of sections 2, 3, 4, 5, 6, 7, 8, 9, 10, 11, 12, 13 and 14 will survive such termination.

        15.  We are pleased to accept this engagement and look forward to working with you. Please confirm that the foregoing is in accordance with your understanding by signing and returning to us two (2) original copies of this letter. Berenson Minella will then counter-sign, returning one (1) duly executed original to your attention at which time there shall be a binding agreement amongst the parties.

Very truly yours,
BERENSON MINELLA & COMPANY
By:	/s/ GREGG FEINSTEIN Name: Gregg Feinstein Title: Managing Director & CCO

Accepted and agreed to as of the date hereof:
SAMSONITE CORPORATION

By:	/s/ RICHARD H. WILEY Name: Richard H. Wiley Title: CFO